STONEGATE MORTGAGE CORPORATION ANNOUNCES THE APPOINTMENT OF RICHARD A. KRAEMER AS CEO AND JAMES V. SMITH AS PRESIDENT AND COO

Indianapolis, IN, August 31, 2015 — Stonegate Mortgage Corporation (NYSE: SGM), a leading, publicly-traded non-bank mortgage company announced today Richard A. Kraemer, has been named Interim CEO of the company. Mr. Kraemer is replacing Jim Cutillo, who has resigned from the company effective September 10, 2015. Mr. Cutillo will be assisting Stonegate as a consultant to facilitate his transition from the company over the next six months. Mr. Kraemer will retain his position as Chairman of the Board.

With over 35 years of experience in financial services and mortgage banking, Mr. Kraemer will be overseeing the day-to-day management of the company until the search for a permanent CEO with the requisite leadership and mortgage industry experience is completed.

In addition, effective September 3, 2015, the company is announcing the appointment of James V. Smith as President and COO, reporting to Mr. Kraemer until a permanent CEO is named. In his new role at Stonegate Mortgage, Mr. Smith will be responsible for overseeing all of the company’s operations.

“I am excited about the opportunity to join Stonegate Mortgage at this juncture and believe that my past experience will be an asset to the company going forward,” said Mr. Smith.

On Mr. Cutillo’s departure, Mr. Kraemer said, “Over the past 10 years, Jim Cutillo has grown Stonegate from its inception as a local Indiana residential mortgage company into a fast-growing public company operating in 48 states. Jim has led the company through a period of great change and growth, and his efforts are greatly appreciated.”

“I am proud of the growth and development of Stonegate Mortgage since the company was founded ten years ago. We have a great team in place that has accomplished so much during a time of transformation in the mortgage industry. The strategic investments we have made in technology have positioned the company for growth and success so now is the right time for me to leave Stonegate. I am looking forward to working with Rich, Jim and others to transition the day-to-day leadership of the company and will be redirecting my entrepreneurial energy on a new endeavor going forward,” said Mr. Cutillo, founder of Stonegate Mortgage.

Mr. Smith brings with him an extensive and successful career in the sector overseeing mortgage operations and improving efficiency and profitability and has over 25 years of mortgage and consumer finance experience with an extensive background in building and leading highly successful loan origination, operations and servicing platforms.

Since June 2013, Mr. Smith has served as Director of US Mortgage Operations for Wipro Limited, a global information technology, consulting and business process outsourcing company with more than 158,000 associates located throughout sixty countries. Prior to Wipro Limited, Mr. Smith served as Senior Vice President with Bank of America Corporation where he was responsible for directing all residential mortgage loan fulfillment activities within six centralized operation centers located throughout the eastern and central United States.

In addition, Mr. Smith served in a variety of executive leadership roles at Saxon Capital, Inc., a NYSE-listed real estate investment trust and a leading independent residential mortgage lender and servicer, where Mr. Kraemer also served as chairman. Mr. Smith’s roles included Senior Vice President of Mortgage Operations, Executive Vice President of National Production and President of Saxon Mortgage, Inc., where he directed all US mortgage lending activities including Retail, Wholesale and Correspondent business channels.

Mr. Smith’s additional experience includes serving as Executive Vice President and Chief Operating Officer of Origen Financial L.L.C., as well as Assistant Vice President of Mortgage Conduit Funding for Household Financial Services. Mr. Smith received his Bachelor of Business Administration degree in Finance from Georgia State University in Atlanta, Georgia.

Mr. Kraemer has over 35 years of financial services and mortgage banking experience. He has served as CEO and in other executive positions for several financial institutions and public companies as well as served on several boards of public and private companies. Mr. Kraemer served as Chairman of the Board of Directors of Saxon Capital Inc., a publicly-traded mortgage real estate investment trust (“REIT”), from 2001 through 2006. Mr. Kraemer is a member of the Board of Directors of FBR Capital Markets. He also served as a trustee and member of the audit committee of American Financial Realty Trust (NYSE:AFR), a publicly-traded REIT, from 2002 to 2008.

About Stonegate Mortgage Corporation

Founded in 2005, Stonegate Mortgage Corporation (NYSE: SGM) is a leading, publicly-traded mortgage company that originates, finances and services agency and non-agency residential mortgages through its network of retail offices and approved third party originators. Stonegate Mortgage also provides financing through its fully integrated warehouse lending platform, NattyMac. Stonegate Mortgage’s operational excellence, financial strength, dedication to customer service and commitment to technology have positioned the firm as a leading provider in the emerging housing finance market.

For more information on Stonegate Mortgage Corporation, please visit www.stonegatemtg.com.

Forward Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this release speak only as of the date of this press release; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including those discussed in the “Risk Factors” section within our 2014 Annual Report on Form 10-K filed on March 6, 2015 and any revisions to those Risk Factors in subsequent filings, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

Media Contact:

Sloane & Company (on behalf of Stonegate Mortgage Corporation)

Whit Clay, 212-446-1864

wclay@sloanepr.com

Investor Contact:

Stonegate Mortgage Corporation

Michael McFadden, 317-663-5904

michael.mcfadden@stonegatemtg.com

Source: Stonegate Mortgage Corporation